UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2021

Cadence Bancorporation

(Exact name of registrant as specified in its charter)

Delaware	001-38058	47-1329858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard, Suite 3800 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(713) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CADE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on April 12, 2021, Cadence Bancorporation, a Delaware corporation, the parent company of Cadence Bank, N.A. (the “Bank” and collectively, “Cadence”) and BancorpSouth Bank (“BancorpSouth”), entered into an Agreement and Plan of Merger, dated as of April 12, 2021, as amended (the “Merger Agreement”), providing for the merger of Cadence and BancorpSouth (the “Merger”).

Transaction Litigation

Beginning on May 28, 2021, five purported holders of Cadence common stock filed substantially similar complaints against Cadence and the members of the Cadence board of directors (and, in one case, BancorpSouth). Two complaints were filed in the United States District Court for the District of Delaware, two complaints were filed in the United States District Court for the Southern District of New York and one complaint was filed in the United States District Court for the Northern District of Georgia. The complaints are captioned as follows: Stein v. Cadence Bancorporation et al., No. 1:21-cv-00784 (D. Del. filed May 28, 2021); Lo v. Cadence Bancorporation et al., No. 1:21-cv-04952 (S.D.N.Y. filed June 4, 2021); Raul v. Cadence Bancorporation et al., No. 1:21-cv-05695 (S.D.N.Y. filed July 1, 2021); Waterman v. Cadence Bancorporation et al., No. 1:21-cv-00821 (D. Del. filed June 4, 2021); and Parshall v. Cadence Bancorporation et al., No. 1:21-mi-99999-UNA (N.D. Ga.) (collectively, the “Cadence Actions”). The complaints in the Cadence Actions assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Cadence and the members of the Cadence board of directors (and, in one case, BancorpSouth) alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the Securities and Exchange Commission (the “SEC”) was materially incomplete and misleading in various respects. The plaintiff in Lo v. Cadence et. al. voluntarily dismissed the action on June 16, 2021. In addition, on June 9, 2021, a purported holder of BancorpSouth common stock filed a complaint against BancorpSouth and the members of the BancorpSouth board of directors in the United States District Court for the Eastern District of New York. The complaint is captioned as Harris v. BancorpSouth Bank et al., No. 1:21-cv-03255 (E.D.N.Y. filed June 9, 2021) (the “BancorpSouth Action” and together with the Cadence Actions, the “Actions”). The complaint in the BancorpSouth Action asserts claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against BancorpSouth and the members of the BancorpSouth board of directors alleging, among other things, that the preliminary proxy statement filed on May 27, 2021 with the SEC was materially incomplete and misleading in various respects. Among other remedies, the plaintiffs in each of the Actions seek to enjoin the merger and, if the Merger is completed, money damages.

The plaintiffs and defendants have reached an agreement to resolve the Actions. In connection with resolution of the Actions, Cadence has agreed to make the following supplemental disclosures (the “litigation-related supplemental disclosures”) to the joint proxy statement/offering circular of Cadence and BancorpSouth, which was filed by Cadence with the SEC and by BancorpSouth with the Federal Deposit Insurance Corporation (the “FDIC”) on July 7, 2021 (the “Proxy Statement”). The plaintiffs have agreed that, following the filing of this Current Report on Form 8-K (this “Report”), the plaintiffs will dismiss the Actions in their entirety.

The defendants believe that the Actions are without merit. The defendants deny that any further disclosure beyond that already contained in the Proxy Statement is required under applicable law to supplement the Proxy Statement which has been disseminated to shareholders of Cadence and BancorpSouth. Nonetheless, to avoid the risk that the Actions may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such Actions, the defendants are making the litigation-related supplemental disclosures, as set forth herein. Nothing in this Report shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

The litigation-related supplemental disclosures contained below should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov and the Internet site maintained by the FDIC at https://www.fdic.gov/, along with periodic reports and other information Cadence and BancorpSouth file with the SEC and the FDIC, respectively. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references are to pages in the Proxy Statement filed by Cadence with the SEC on July 7, 2021, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

Supplemental Disclosures

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analysis for Cadence on a Stand-Alone Basis” is hereby amended and supplemented by replacing the first sentence of the second paragraph of such section on page 80 of the Proxy Statement with the following:

Using discount rates ranging from 10.5% to 15.5%, reflecting estimates of the cost of equity for Cadence on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for Cadence on a stand-alone basis by discounting to present value as of December 31, 2020, (a) the implied distributions to Cadence shareholders on a stand-alone basis over the period beginning December 31, 2020 through December 31, 2025 calculated using the Forecasts, which assumes distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for Cadence as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 10.5x to 12.5x to the estimate of Cadence’s terminal year net income on a stand-alone basis of $282 million, as reflected in the Forecasts.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analysis for Cadence on a Stand-Alone Basis” is hereby amended and supplemented by replacing the third paragraph of such section on page 80 of the Proxy Statement with the following:

Goldman Sachs divided the range of illustrative equity values it derived for Cadence by the total number of fully diluted shares of Cadence Class A common stock outstanding of 126,626,270 as provided by Cadence management to derive illustrative present values per share of Cadence Class A common stock on a stand-alone basis ranging from $20.35 to $26.37.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analysis for BancorpSouth on a Stand-Alone Basis” is hereby amended and supplemented by replacing the first sentence of the second paragraph of such section starting on page 82 of the Proxy Statement with the following:

Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the cost of equity for BancorpSouth on a stand-alone basis, Goldman Sachs derived a range of illustrative equity values for BancorpSouth on a stand-alone basis by discounting to present value as of December 31, 2020, (a) the implied distributions to BancorpSouth shareholders on a stand-alone basis over the period beginning December 31, 2020 through December 31, 2025, on a stand-alone basis, calculated using the Forecasts, which assumes that BancorpSouth would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for BancorpSouth on a stand-alone basis as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 12.5x to 14.5x to the estimate of BancorpSouth’s terminal year net income on a stand-alone basis of $316 million, as reflected in the Forecasts.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analysis for BancorpSouth on a Stand-Alone Basis” is hereby amended and supplemented by replacing the third paragraph of such section on page 83 of the Proxy Statement with the following:

Goldman Sachs divided the range of illustrative equity values it derived for BancorpSouth on a stand-alone basis by the total number of fully diluted shares of BancorpSouth common stock outstanding of 109,828,464 as provided by Cadence management to derive illustrative present values per share of BancorpSouth common stock on a stand-alone basis ranging from $32.15 to $38.59.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analyses for Cadence Shares on a Pro Forma Basis” is hereby amended and supplemented by replacing the second sentence of the first paragraph of such section starting on page 83 of the Proxy Statement with the following:

Using discount rates ranging from 9.0% to 12.5%, reflecting estimates of the cost of equity for BancorpSouth on a pro forma basis (reflecting the cost of equity of BancorpSouth on a standalone basis and Cadence on a standalone basis, blended based on their respective market capitalization), Goldman Sachs derived a range of illustrative equity values for BancorpSouth on a pro forma basis by discounting to present value as of December 31, 2020, (a) the implied distributions to/infusions from BancorpSouth’s shareholders on a pro forma basis from December 31, 2021 through December 31, 2025 calculated using the Forecasts, taking into account the Synergies, which assumes that BancorpSouth would on a pro forma basis make distributions/require infusions of capital as necessary to achieve a 10.0% common equity tier 1 capital target, and (b) a range of illustrative terminal values for BancorpSouth on a pro forma basis as of December 31, 2025, calculated by applying illustrative price to EPS multiples ranging from 11.5x to 13.5x to the estimate of BancorpSouth’s terminal year net income on a pro forma basis of $316 million, as reflected in the Forecasts, taking into account the Synergies.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Dividend Analyses for Cadence Shares on a Pro Forma Basis” is hereby amended and supplemented by replacing the first sentence of the second paragraph of such section on page 84 of the Proxy Statement with the following:

Goldman Sachs divided the range of illustrative equity values it derived for BancorpSouth on a pro forma basis by the total number of fully diluted shares of BancorpSouth common stock outstanding of 109,828,464, increased by the number of shares of BancorpSouth common stock anticipated to be issued in the proposed merger of 88,638,389, for a total of 198,466,853, as provided by Cadence management to derive a range of illustrative present values per share of BancorpSouth common stock on a pro forma basis.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of J.P Morgan Securities LLC—Dividend Discount Analysis—Cadence Stand-Alone” is hereby amended and supplemented by replacing the second bulleted paragraph of such section on page 88 of the Proxy Statement with the following:

•
a range of terminal values for Cadence as of December 31, 2025 derived by applying terminal next-twelve-months (‘‘NTM’’) price to earnings (‘‘P/E’’) multiples ranging from 10.0x to 12.0x, chosen by J.P. Morgan based on its professional judgment and experience, to Cadence estimated adjusted net income for the terminal year (2026) of $279 million; and

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of J.P Morgan Securities LLC—Dividend Discount Analysis—Cadence Stand-Alone” is hereby amended and supplemented by replacing the third bulleted paragraph of such section on page 88 of the Proxy Statement with the following:

•
discount rates representing estimates of Cadence cost of equity ranging from 11.0% to 13.0%, chosen by J.P. Morgan based on its professional judgment and experience taking into account macroeconomic assumptions, estimates of risk, Cadence capital structure and other appropriate factors based on its experience and judgment.

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of J.P Morgan Securities LLC—Dividend Discount Analysis—BancorpSouth Stand-Alone” is hereby amended and supplemented by replacing the second bulleted paragraph of such section on page 90 of the Proxy Statement with the following:

•
a range of terminal values for BancorpSouth as of December 31, 2025 derived by applying terminal NTM P/E multiples ranging from 12.0x to 14.0x, chosen by J.P. Morgan based on its professional judgment and experience, to BancorpSouth estimated adjusted net income for the terminal year (2026) of $312 million; and

The disclosure under the heading “The Merger—Opinion of Cadence’s Financial Advisors— Opinion of J.P Morgan Securities LLC—Dividend Discount Analysis—BancorpSouth Stand-Alone” is hereby amended and supplemented by replacing the third bulleted paragraph of such section on page 90 of the Proxy Statement with the following:

•
discount rates representing estimates of Cadence cost of equity ranging from 10.0% to 12.0% chosen by J.P. Morgan based on its professional judgment and experience taking into account macroeconomic assumptions, estimates of risk, BancorpSouth capital structure and other appropriate factors based on its experience and judgment.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— BancorpSouth and Cadence Selected Companies Analysis” is hereby amended and supplemented by adding the following text immediate following the table in such section on page 70 of the Proxy Statement:

Excluding the LTM, 2021 and 2022 EPS multiples for one of the selected companies which were greater than 30.0x, the low and high stock price-to-tangible book value per share multiples of the selected companies were 1.31x and 4.83x, respectively, the low and high stock price-to-2021 estimated EPS multiples of the selected companies were 10.6x and 17.5x, respectively, and the low and high stock price-to-2022 estimated EPS multiples of the selected companies were 11.2x and 19.3x, respectively.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— Pro Forma Financial Impact Analysis” is hereby amended and supplemented by replacing the third sentence of such section on page 70 of the Proxy Statement with the following:

This analysis indicated that the merger could be accretive to BancorpSouth’s estimated EPS in 2021 and 2022 by 3.8% and 13.9%, respectively, and accretive to BancorpSouth’s estimated tangible book value per share at closing as of October 1, 2021 by 0.7%.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— BancorpSouth Dividend Discount Model Analysis” is hereby amended and supplemented by adding the following sentence immediately following the second sentence of such section on page 70 of the Proxy Statement:

This range of discount rates assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— Cadence Dividend Discount Model Analysis” is hereby amended and supplemented by adding the following sentence immediately following the second sentence of such section on page 71 of the Proxy Statement:

This range of discount rates assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— Pro Forma Combined Dividend Discount Model Analysis” is hereby amended and supplemented by adding the following sentence immediately following the second sentence of such section on page 71 of the Proxy Statement:

This range of discount rates assumed in this analysis was selected taking into account capital asset pricing model implied cost of capital calculations.

The disclosure under the heading “The Merger—Opinion of BancorpSouth’s Financial Advisor— Miscellaneous” is hereby amended and supplemented by adding the following sentence immediately following the third to last sentence of such section on page 71 of the Proxy Statement:

In connection with BancorpSouth’s November 2019 offering of Series A non-cumulative perpetual preferred stock and November 2019 offering of fixed-to-floating rate subordinated notes, KBW received aggregate fees (including underwriting discounts) of approximately $3.9 million from BancorpSouth.

Department of Justice Letter

On July 21, 2021, the Bank received a letter (the “Letter”) from the U.S. Department of Justice (the “DOJ”). The Letter alleged that, from 2013 to 2017, the Bank had been engaged in housing-related lending practices in the Houston, Texas region that violated the Fair Housing Act and the Equal Credit Opportunity Act, and stated that the DOJ had been authorized to file a complaint against the Bank in the U.S. District Court for the Northern District of Georgia regarding these allegations seeking injunctive relief as well as monetary relief, including the assessment of civil penalties in an amount authorized by statute.  Cadence does not believe it has violated either the Fair Housing Act or the Equal Credit Opportunity Act.

In response to the Letter, Cadence, with BancorpSouth’s support and consent, has engaged in pre-suit settlement discussions with the DOJ.  There can be no assurance as to (a) whether any such discussions will result in a settlement that is acceptable to both the DOJ and Cadence, (b) whether even if such a settlement is reached that Cadence will be permitted pursuant to the Merger Agreement to enter into such settlement and (c) whether any such settlement will ultimately be approved by the applicable court.

There can also be no assurance as to whether or not any litigation or settlement thereof will have a material adverse effect on Cadence, provide BancorpSouth grounds on which to refuse to consummate the Merger or otherwise lead to the termination of the Merger Agreement.  Additionally, Cadence is not able to predict whether any litigation or settlement will prevent or delay other required regulatory approvals for the Merger or result in additional financial and regulatory consequences.  In addition, we believe that other banking regulatory agencies having authority over Cadence may commence proceedings or take action in respect of these matters.

Forward-Looking Statements

Certain statements in this Report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act with respect to BancorpSouth’s and Cadence’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information but instead pertain to future operations, strategies, financial results or other developments. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “seek,” “intend,” “estimate,” “expect,” “foresee,” “hope,” “may,” “might,” “plan,” “should,” “predict,” “project,” “goal,” “outlook,” “potential,” “will,” “will result,” “will likely result,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

BancorpSouth and Cadence caution readers not to place undue reliance on the forward-looking statements contained in this Report, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of BancorpSouth and Cadence. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BancorpSouth and Cadence; the outcome of any legal proceedings that have been or may be instituted against BancorpSouth or Cadence; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of BancorpSouth and Cadence to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BancorpSouth and Cadence do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Cadence’s operations and those of BancorpSouth; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; BancorpSouth and Cadence’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by BancorpSouth’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of BancorpSouth and Cadence; and the other factors discussed in “Risk Factors” in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2020, BancorpSouth’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and BancorpSouth’s other filings with the FDIC, which are available at https://www.fdic.gov/ and in the “Investor Relations” section of BancorpSouth’s website, https://www.bancorpsouth.com/, under the heading “Public Filings,” and in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2020, Cadence’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and in Cadence’s other filings with the SEC, which are available at http://www.sec.gov and in the “Investor Relations” section of Cadence’s website, https://cadencebank.com/, under the heading “SEC Filings.” BancorpSouth and Cadence assume no obligation to update the information in this Report, except as otherwise required by law.

Additional Information and Where to Find It

This Report may be deemed to be solicitation material in respect of the proposed transaction by BancorpSouth and Cadence. In connection with the proposed acquisition, BancorpSouth and Cadence each filed with the FDIC and the SEC on July 7, 2021, respectively, a definitive joint proxy statement on Schedule 14A, including an offering circular with respect to the common stock of BancorpSouth. STOCKHOLDERS OF BANCORPSOUTH AND CADENCE ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/OFFERING CIRCULAR AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC AND SEC WHEN THEY BECOME AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain the documents free of charge at the FDIC’s website, https://www.fdic.gov, and the SEC’s website, http://www.sec.gov, respectively.

Participants in Solicitation

BancorpSouth and its directors and executive officers, and Cadence and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of BancorpSouth common stock and the holders of Cadence common stock in respect of the proposed transaction. Information about the directors and executive officers of BancorpSouth is set forth in the proxy statement for BancorpSouth’s 2021 Annual Meeting of Stockholders, which was filed with the FDIC on March 12, 2021. Information about the directors and executive officers of Cadence is set forth in the proxy statement for Cadence’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2021. Additional information regarding the interest of such participants is set forth in the definitive joint proxy statement/offering circular regarding the proposed transaction filed by each of BancorpSouth and Cadence with the FDIC and the SEC on July 7, 2021, respectively. Free copies of this document may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE BANCORPORATION

	By:	/s/ Jerry W. Powell
Name: Jerry W. Powell
Title: Executive Vice President, General Counsel and Secretary

Date: August 2, 2021